Exhibit 99.1

ACCELRYS ANNOUNCES THIRD QUARTER 2009

FINANCIAL RESULTS

San Diego, February 4, 2009 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for its fiscal third quarter ended December 31, 2008.

In commenting on the quarter, Todd Johnson, Accelrys’ interim President and Chief Executive Officer stated: “We are pleased with our financial results as revenue, income and cash have all increased compared to the prior year. While we recognize that the global macroeconomic climate may dampen our growth prospects in the near future, we continue to believe that our strong balance sheet and market-leading scientific operating platform products position us for long term success. To that end, we have continued to see growth in these products this quarter and have strengthened our market-leading position with the release of our Pipeline Pilot Enterprise Server™ 7.5 software suite, which includes enhanced features to better meet our customers’ enterprise-level needs.”

Third Quarter 2009 Financial Results:

•	Revenue for the quarter ended December 31, 2008 increased 5% to $20.6 million from $19.6 million for the same quarter of the previous year.

•

Non-GAAP operating income was $2.3 million for the current quarter compared to a non-GAAP operating loss of $0.5 million for the same quarter of the previous year. GAAP operating income for the current quarter was $0.8 million compared to a GAAP operating loss of $2.0 million for the same quarter of the previous year.

•

Non-GAAP net income was $2.5 million, or $0.09 per diluted share, for the current quarter compared to non-GAAP net income of $0.2 million, or $0.01 per diluted share, for the same quarter of the previous year. GAAP net income was $1.0 million, or $0.04 per diluted share, for the current quarter compared to a GAAP net loss of $1.2 million, or ($0.05) per diluted share, for the same quarter of the previous year.

Fiscal 2009 Year to Date Financial Results:

•	Revenue for the nine months ended December 31, 2008 increased 3% to $61.0 million from $59.3 million for the same period of the previous year.

•

Non-GAAP operating income was $7.3 million for the nine months ended December 31, 2008 compared to non-GAAP operating income of $4.2 million for the same period of the previous year. GAAP operating income for the nine months ended December 31, 2008 was $2.2 million compared to GAAP operating income of $0.1 million for the same period of the previous year.

•

Non-GAAP net income was $7.4 million, or $0.27 per diluted share, for the nine months ended December 31, 2008 compared to non-GAAP net income of $6.0 million, or $0.22 per diluted share, for the same period of the previous year. GAAP net income was $2.3 million, or $0.09 per diluted share, for the nine months ended December 31, 2008 compared to GAAP net income of $1.8 million, or $0.07 per diluted share, for the same period of the previous year.

Recent Business Highlights:

•	Released Pipeline Pilot Enterprise Server™ 7.5 Platform for Scientific Research Informatics

•	Appointed Mr. Todd Johnson to serve as the Company’s President and Chief Executive Officer

•	Announced an OEM agreement pursuant to which Becton Dickinson will integrate portions of the Company’s scientific operating platform into their high content analysis product line

Non-GAAP Financial Measures:

This press release describes financial measures for operating income (loss), net income, and net income per share that exclude stock-based compensation expense, purchased intangible assets amortization and restructuring charges. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
GAAP Operating income (loss)	$764	$(1,984)	$2,184	$100
Stock-based compensation expense[1]	1,119	1,074	3,112	2,943
Purchased intangible asset amortization[2]	381	381	1,143	1,144
Restructuring charges[3]	—	22	850	47

Non-GAAP Operating income (loss)	$2,264	$(507)	$7,289	$4,234

GAAP Net income (loss)	$1,010	$(1,231)	$2,323	$1,828
Stock-based compensation expense[1]	1,119	1,074	3,112	2,943
Purchased intangible asset amortization[2]	381	381	1,143	1,144
Restructuring charges[3]	—	22	850	47

Non-GAAP Net income	$2,510	$246	$7,428	$5,962

GAAP Diluted net income (loss) per share	$0.04	$(0.05)	$0.09	$0.07
Stock-based compensation expense[1]	0.04	0.04	0.11	0.11
Purchased intangible asset amortization[2]	0.01	0.02	0.04	0.04
Restructuring charges[3]	—	—	0.03	—

Non-GAAP Diluted net income per share	$0.09	$0.01	$0.27	$0.22

[1]	Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Cost of revenue	$106	$83	$310	$248
Product development	255	250	731	707
Sales and marketing	342	253	810	704
General and administrative	416	488	1,261	1,284

Total stock-based compensation expense	$1,119	$1,074	$3,112	$2,943

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.

[3]	Restructuring charges are included in the restructuring charges line in our condensed consolidated statements of operations.

Conference Call Details:

At 5:00 p.m. ET, February 4, 2009, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 393-7459 (+(706) 643-4624 outside the United States) and enter the access code, 83224032, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (800) 642-1687 (+1 (706) 645-9291 outside the United States) and entering access code, 83224032, beginning 6:00 p.m. ET on February 4, 2008 through 11:59 p.m. ET on May 4, 2009.

About Accelrys:

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, visit its website at http://accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the growth of the Company and to anticipated revenues from customer relationships, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Revenue	$20,609	$19,566	$61,021	$59,329
Cost of revenue	4,385	4,074	11,390	11,028

Gross profit	16,224	15,492	49,631	48,301
Operating expenses:
Product development	3,440	4,497	11,550	13,101
Sales and marketing	8,815	9,564	25,122	24,244
General and administrative	3,205	3,393	9,925	10,809
Restructuring charges	—	22	850	47

Total operating expenses	15,460	17,476	47,447	48,201

Operating income (loss)	764	(1,984)	2,184	100
Interest and other income, net	423	839	1,046	2,534

Income (loss) before taxes	1,187	(1,145)	3,230	2,634
Income tax expense	177	86	907	806

Net income (loss)	1,010	$(1,231)	2,323	$1,828

Basic and diluted net income (loss) per share	$0.04	$(0.05)	$0.09	$0.07

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	27,145	26,744	27,049	26,671
Diluted	27,186	26,744	27,186	27,168

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2008	March 31, 2008
Assets
Cash and marketable securities[1]	$72,459	$76,381
Trade receivables, net	27,082	21,976
Other assets, net[2]	58,420	57,734

Total assets	$157,961	$156,091

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	13,100	14,728
Total deferred revenue[3]	54,938	58,341
Noncurrent liabilities, excluding deferred revenue	7,268	8,140
Total stockholders’ equity	82,655	74,882

Total liabilities and stockholders’ equity	$157,961	$156,091

[1]

Cash and marketable securities consist of the following line items in our consolidated balance sheets: Cash and cash equivalents; Marketable securities; Marketable Securities, net of current portion; and Restricted cash

[2]

Other assets, net, consists of the following line items in our consolidated balance sheets: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheets: Current portion of deferred revenue; and Deferred revenue, net of current portion